August 10, 2021

Jean-Claude Tenday
Managing Partner
InnoCap Ventures LLC
1933 Cricklewood Cove
Fogelsville PA 18051
innocapventures@gmail.com

Mr. Tenday,

On behalf of FOMO CORP., we would like to express our initial non-binding offer terms to outline a structure for the purchase of SMARTSolution Technologies Inc ("SST"), a business you have a signed offer (i.e., Letter of Intent or "LOI") to acquire, and which you referred to us for joint-acquisition with FOMO or for FOMO's direct acquisition in return for you receiving shares of FOMO's equity/stock. Based on a confidential information memorandum (CIM) furnished to us by your firm, we understand SST operates as follows:

Business Overview: The company sells interactive white board screens to schools and to corporations. They design and build conference rooms, training rooms and classrooms. The Company provides professional audio-visual equipment and installation (www.smarterguys.com).

Products and Services: Some of the capabilities of this company include collaborative technologies, sharing information over multiple devices and multiple locations, interactive meeting tools, audio systems for group sharing, digital signage, the latest audio and visual technologies, videoconferencing, and interactive meeting technologies, including white boards. There are no special licenses required.

Business History: In 1996, the owner (Founder and CEO) and his wife, introduced the SMART board, an interactive whiteboard to local schools and businesses. Since then, the company has expanded to include multiple leading-edge audiovisual and security system technologies and has grown a staff of client-centered representatives, technical staff, integrators, warehouse/delivery folks, and financial and office personnel. SMARTSolution Technologies' work includes designing and building interactive conference rooms – including war rooms, huddle spaces, and executive boardrooms – smart classrooms, videoconferencing systems, digital signage networks. and video walls.

Markets and Customers: Many of the Company's customers are in Pennsylvania, Ohio, and West Virginia. As the Company has grown it has obtained customers as far south as the US and British Virgin Islands, as far west as Los Angeles CA and Vancouver, British Columbia, and as far east as Massachusetts.

Therefore, in return for FOMO Corporation's proceeding to acquire SMARTSolution Technologies Inc. as a wholly owned subsidiary or as an operating division of FOMO Corporation, our offer to you (i.e., Jean-Claude Tenday and the current owners) is as follows:

- One million (1,000,000) Series B Preferred shares convertible into one billion (1,000,000,000) common shares and
- Three hundred million (300,000,000) common stock purchase warrants with a three-year expiration and an exercise price of $0.02. The warrants shall be callable if and when FOMC common shares close over $0.04 for twenty consecutive trading sessions and when the shares are registered with the SEC under an effective Form S-1.
- Assumption of debt including a rollover and/or paydown of SST's credit facility with fresh capital secured by FOMO.
- Board Seat: One Board seat (upon mutual agreement if not represented by FSC owners).
- Working Capital: Mutually agreed working capital will be arranged at the FSC subsidiary level.
- Other: Stock options for key employees, vesting schedule to be mutually determined.
- Employment Contract: To be mutually agreed to for duration and compensation. It is envisioned that a FOMO EdTech group will be created, which would include additional acquisitions of like businesses that SST management may supervise.
- Employee Retention: A review of staffing will be conducted through year-end 2021 to assess any reduction in force, redeployment of personnel, and/or new hires needed to support growth in market.

It is hereby understood, as per the LOI you have signed with SST's Owner Mitchell Schwartz, that FOMO Corporation shall consummate the purchase of all the authorized & outstanding equity-stock of SST and of any of its affiliates by simply assuming SST's Debt existing on its Balance Sheet at the Closing of this proposed purchase by FOMO. Hence, in brief, Mitchell Schwartz will receive no cash consideration or any other consideration beyond FOMO Corporation's honoring a $50,000 Fee to be paid to SST's Financial Advisor Murphy Business/Murphy Financial. Mitchell Schwartz shall be retained to run SST at set a salary plus performance-bonus for a transition-period after closing. Additionally, FOMO will continue renting SST's current premises in Pittsburgh (11,000 sq. ft with room for expansion) offices and warehouse from Mitchell Schwartz (current rent is approximately $8,000/Month NNN).

If this structure is generally acceptable, we request a 30- to 45-day due diligence window and period of exclusivity. We would like to immediately travel to Pittsburgh to meet the team, tour the operations, discuss details, and introduce your client's owners to one or more of our institutional investors.

Please call or email me with any comments or concerns and let me know how to proceed.

FOMO CORP

Thank you for introducing us to this opportunity.

Sincerely,

Vikram Grover
CEO
FOMO CORP.

UNDERSTOOD, ACCEPTED & SIGNED BY:

J-CLAUDE TENDAY

Jean-Claude Tenday Date Signed: **August 10, 2021**